Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-262730 and 333-262729) of ProShares Trust II of our report dated February 28, 2024 relating to the combined financial statements of ProShares Trust II, the individual financial statements of each of the funds comprising ProShares Trust II, the effectiveness of internal control over financial reporting of ProShares Trust II, and the effectiveness of internal control over financial reporting of each of the individual funds comprising ProShares Trust II, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Columbus, Ohio
February 28, 2024